Exhibit 99.1

Lulus Announces Approval of Equity Listing Transfer to Nasdaq Capital Market

CHICO, Calif., June 9, 2025 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU), the attainable luxury brand for women, today announced that the Company has received approval from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) to transfer the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market.

The Company’s common stock will be transferred to the Nasdaq Capital Market effective as of the open of business on June 10, 2025, and will continue to trade under the symbol “LVLU.” The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements.

About Lulus

Headquartered in California and serving millions of customers worldwide, Lulus is an attainable luxury fashion brand for women, offering modern, unapologetically feminine designs at accessible prices for every occasion. Our aim is to make every woman feel confident and celebrated, supporting her for all of life’s occasions, big or small – from work desk to dream date, cozying up on the couch to the spotlight of her wedding day. Founded in 1996, Lulus delivers fresh styles to consumers daily, using direct consumer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world class personal stylists, bridal concierge, and customer care team share an unwavering commitment to elevating style and quality and bring exceptional customer service and personalized shopping to customers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Contact
investors@lulus.com